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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made and entered into as of July 1, 1999 (the "Effective Date"), by and between Upbancorp, Inc. (hereinafter called "Employer"), and the undersigned executive, Richard K. Ostrom (hereinafter called "Executive").

                                WITNESSETH THAT:

         WHEREAS, Employer desires to continue to employ Executive as its Chairman, President and Chief Executive Officer and Executive desires to continue in such employment;

         NOW, THEREFORE, Employer and Executive, each intending to be legally bound, hereby mutually covenant and agree as follows:

         1. EMPLOYMENT AND TERM.

                  (a) EMPLOYMENT. Employer shall employ Executive as the Chairman, President and Chief Executive Officer of Employer, and Executive shall so serve, for the term set forth in Paragraph 1(b).

                  (b) TERM. The initial term of Executive's employment under this Agreement shall commence on July 1, 1999 and end on June 30, 2004, subject to the extension of such term as hereinafter provided and subject to earlier termination as provided in Paragraph 6. The term of this Agreement shall be extended automatically for one (1) additional year after the initial term expires, and each anniversary date thereof unless, no later than one hundred twenty (120) days prior to any such renewal date, either the Board of Directors of Employer (the "Board"), on behalf of Employer, or Executive gives written notice to the other, in accordance with Paragraph 14, that the term of this Agreement shall not be so extended. Notwithstanding anything in this Agreement to the contrary, if at any time during Executive's period of employment under this Agreement there is a Change in Control (as defined in Paragraph 6), the term of this Agreement shall automatically be extended to a date which is three years from the date of the Change in Control or June 30, 2005, whichever is later (and shall be further extended pursuant to the foregoing provisions of this Paragraph 1(b), unless written notice to the contrary is given in accordance with this Paragraph 1(b)).

         2. DUTIES AND RESPONSIBILITIES.

                  (a) The duties and responsibilities of Executive are and shall continue to be of an executive nature as shall be required by Employer in the conduct of its business. Executive's powers and authority shall be as prescribed by the by-laws of Employer and shall include all those presently delegated to him, together with the performance of such other duties and responsibilities as from time to time may be assigned to him by the Board consistent with the position(s) of Chairman, President and Chief Executive Officer. Executive recognizes, that during the period of his employment hereunder, he owes an undivided duty of loyalty to Employer, and agrees to devote

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         his entire business time and attention to the performance of said duties and responsibilities and to use his best efforts to promote and develop the business of Employer. Executive will not perform any duties for any other business without the prior written consent of Employer, and may engage in charitable, civic or community activities, provided that such duties or activities do not materially interfere with the proper performance of his duties under this Agreement. During the period of employment, Executive agrees to serve as a director on the Board and/or any of its affiliates, as well as to serve as a member of any committee of any said Board, to which he may be elected or appointed.

                  (b) Notwithstanding that this Agreement provides for the employment of Executive in his present capacity as Employer's Chairman, President and Chief Executive Officer, nothing herein contained shall assure Executive, nor in any manner be construed to constitute an agreement by Employer to continue the employment of Executive after the expiration of this Agreement in such capacity or in any other capacity.

                  3. SALARY.

                  (a) BASE SALARY. For services performed by Executive for Employer pursuant to this Agreement during the period of employment as provided in Paragraph 1(b) hereof, Employer shall pay Executive a base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per year, payable in substantially equal installments in accordance with Employer's regular payroll practices. Executive's base salary (with any increases under paragraph (b), below) shall not be subject to reduction without Executive' s written consent. Any compensation which may be paid to Executive under any additional compensation or incentive plan of Employer or which may be otherwise authorized from time to time by the Board (or an appropriate committee thereof) shall be in addition to the base salary to which Executive shall be entitled under this Agreement.

                  (b) INCREASE IN BASE SALARY. Executive's base salary shall be subject to review from time to time and Employer may (but is not required to) increase the base salary as the Board, in its discretion, may determine.

                  4. BONUSES AND INCENTIVE COMPENSATION. For each fiscal year during the term of employment, Executive shall be eligible to receive compensation pursuant to the bonus and incentive compensation plans established or to be established by Employer and administered by the Board, in accordance with the terms of any such plan as adopted and administered by the Board for senior executives of Employer, which plan may be amended from time to time by the Board in its discretion. Nothing contained herein shall be construed as requiring the Board to adopt any bonus or incentive compensation plan.

                  5. OTHER BENEFITS. In addition to the compensation described in Paragraphs 3 and 4, above, Executive shall also be entitled to the following:

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                  (a) PARTICIPATION IN BENEFIT PLANS. Executive shall be
         entitled to participate in all of the various retirement, welfare, life insurance, accident and disability insurance, medical and dental plans, fringe benefit, and expense reimbursement plans, programs and arrangements of Employer to the extent Executive is eligible for participation under the terms of such plans, programs and arrangements, including, but not limited to non-qualified retirement programs, deferred compensation plans, supplemental compensation plans, profit sharing (401(k), ESOP, etc.), long term disability and any other incentive or benefit plan.

                  (b) VACATION. Executive shall be entitled to such number of days of vacation with pay during each calendar year during the period of employment in accordance with Employer's applicable personnel policy as in effect from time to time.

                  (c) EXECUTIVE PERQUISITES. Employer shall furnish Executive with such perquisites which may from time to time be provided by Employer which are suitable to Executive's position and adequate for the performance of his duties hereunder and reasonable in the circumstances.

                  (d) EXPENSE REIMBURSEMENT. Employer shall reimburse Executive's reasonable expenses incurred in performing services hereunder, which are incurred and accounted for in accordance with Employer's policies and procedures applicable thereto.

                  (e) AUTOMOBILE. Executive shall be provided with a luxury class automobile of his choice. This automobile will be provided by Employer. Executive shall pay an agreed upon rate for personal usage of the vehicle. All expense shall be borne by Employer. At any time after three years after any vehicle acquired after the date of this Agreement has been placed in service, Employer shall, at Executive's option, provide Executive with a replacement luxury class vehicle of his choice and allow Executive to acquire the original vehicle for its book value as shown on the records of Employer. Upon Executive's retirement or termination under the provisions of Paragraph 6 below, he shall be permitted to acquire his then provided vehicle upon the same terms as above.

                  (f) ADDITIONAL LIFE INSURANCE. Employer shall provide the Employee additional life insurance in the amount of five hundred thousand dollars ($500,000) under a split dollar arrangement whereby Employer is assigned the cash value of the policy to the extent of the premiums paid by Employer and the Employee owns all other rights in the policy. Executive's obligation under the arrangement shall be to pay the annual cost of the policy as if the policy were a term policy, and Employer shall pay the balance of premiums. Executive shall be entitled to receive each year a bonus in sufficient amount and at such time that he will have the necessary funds to pay his required cost amount. Employer shall continue this insurance coverage in the case of the termination of this Agreement due to the Executive's disability (as hereinafter defined) under the terms and conditions described herein. Upon Executive's retirement or termination (other than due to his disability) under the provisions of Paragraph 6, Employer shall assign all of its interest in the policy to Executive upon payment to Employer of the amount Employer has contributed to the payment of the premiums.

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                  (g) CLUBS. Executive shall be required to belong to two
         Chicago area clubs, one of which shall be a golf club and the other a dining or in town athletic club. The choice of clubs shall be Executive's and they shall be primarily chosen for business purposes. The cost of said clubs shall be borne by Employer and Executive shall reimburse Employer for any strictly personal charges incurred. Upon Executive's termination of employment hereunder, he shall be allowed to continue membership in said clubs at his expense. Executive shall not be required to reimburse Employer or Employer for any dues, assessments or initial membership fees.

                  (h) FINANCIAL PLANNING. Employer shall reimburse Executive for expenses incurred by Executive in securing personal financial planning services. Such reimbursement shall not exceed $15,000 over the term of this Agreement.

             6. TERMINATION. Unless earlier terminated in accordance with the following provisions of this Paragraph 6, Employer shall continue to employ Executive and Executive shall remain employed by Employer during the entire term of this Agreement as set forth in Paragraph l(b). Paragraph 7 hereof sets forth certain obligations of Employer in the event that Executive's employment hereunder is terminated. Certain capitalized terms used in this Paragraph 6 and in Paragraph 7 hereof are defined in Paragraph 6(d), below.

                  (a) DEATH OR DISABILITY. Except to the extent otherwise provided in Paragraph 7 with respect to certain post-Date of Termination payment obligations of Employer and as provided in the last sentence of Paragraph 6(d)(v), this Agreement shall terminate immediately as of the Date of Termination in the event of Executive's death or in the event that Executive becomes disabled. Executive will be deemed to be disabled upon the earlier of (i) the end of a six
         (6)-consecutive month period, or of an aggregate period of nine (9) months out of any consecutive twelve (12) months, during which, by reason of physical or mental injury or disease, Executive has been unable to perform substantially all of his usual and customary duties under this Agreement or (ii) the date that a reputable physician selected by the Board, and as to whom Executive has no reasonable objection, determines in writing that Executive will, by reason of physical or mental injury or disease, be unable to perform substantially all of Executive's usual and customary duties under this Agreement for a period of at least six (6) consecutive months. If any question arises as to whether Executive is disabled, upon reasonable request therefor by the Board, Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. The Board shall promptly give Executive written notice of any such determination of Executive's disability and of any decision of the Board to terminate Executive' s employment by reason thereof. In the event of disability, until the Date of Termination, the base salary payable to Executive under Paragraph 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to Executive in accordance with any disability policy or program of Employer.

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                  (b) DISCHARGE FOR CAUSE. In accordance with the procedures hereinafter set forth, the Board may discharge Executive from his employment hereunder for Cause (as hereinafter defined). Except to the extent otherwise provided in Paragraph 7 with respect to certain post-Date of Termination obligations of Employer, this Agreement shall terminate immediately as of the Date of Termination in the event Executive is discharged for Cause. Any discharge of Executive for Cause shall be communicated by a Notice of Termination (as hereinafter defined) to Executive given in accordance with Paragraph 14 of this Agreement.

                  (c) TERMINATION FOR OTHER REASONS. Employer may discharge Executive without Cause by giving written notice to Executive in accordance with Paragraph 14. Executive may resign from his employment with or without Good Reason (as hereinafter defined), without liability to Employer, by giving written notice to Employer in accordance with Paragraph 14 at least sixty (60) days prior to the Date of Termination; provided, however, that no resignation shall be treated as a resignation for Good Reason unless the written notice thereof is given within one hundred twenty (120) days after the occurrence which constitutes "Good Reason" or during the period described in the final sentence of Paragraph 6(d)(v). Except to the extent otherwise provided in Paragraph 7 with respect to certain post-Date of Termination obligations of Employer, this Agreement shall terminate immediately as of the Date of Termination in the event Executive is discharged without Cause or resigns.

                  (d) DEFINITIONS. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

                  (i) "ACCRUED OBLIGATIONS" shall mean, as of the Date of Termination, the sum of (A) Executive's base salary under Paragraph 3 through the Date of Termination to the extent not theretofore paid, (B) the amount of any deferred compensation and other cash compensation accrued by Executive as of the Date of Termination to the extent not theretofore paid, (C) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the Date of Termination to the extent not theretofore paid, (D) any grants and awards vested or accrued under any equity-based incentive compensation plan or program and (E) all other benefits which have accrued as of the Date of Termination. For the purpose of this Paragraph 6(d)(i), except as provided in the applicable plan, program or policy, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy.

                  (ii) "CAUSE" shall mean (A) Executive's willful and continued (for a period of not less than thirty (30) days after written notice thereof) failure to perform substantially the duties of his employment (other than as a result of physical or mental incapacity, or while on vacation); or (B) Executive's willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to Employer; or (C) Executive's conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability (with "vicarious liability" meaning liability based on acts of Employer for which Executive

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is charged solely as a result of his offices with Employer and in which he was not directly involved and did not have prior knowledge of such actions or intended actions); provided, however, that no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of Employer; and provided further that no act or omission by Executive shall constitute Cause hereunder unless Employer has given detailed written notice thereof to Executive, and Executive has failed to remedy such act or omission. Following a Change in Control (as hereinafter defined), the Board may discharge Executive for Cause only for acts or omissions of the Executive that occur after the occurrence of a Change in Control.

         (iii) "CHANGE IN CONTROL" shall mean the occurrence of any one of the following events:

                  (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than
         (i) a trustee or other fiduciary holding securities under an employee benefit plan of Employer or any of its subsidiaries, or (ii) a corporation owned directly or indirectly by the stockholders of Employer in substantially the same proportions as their ownership of stock of Employer, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Employer representing 20% or more of the total voting power of the then outstanding shares of capital stock of Employer entitled to vote generally in the election of directors (the"Voting Stock"), provided, however, that the following shall not constitute a change in control:
         (1) such person becomes a beneficial owner of 20% or more of the Voting Stock as the result of an acquisition of such Voting Stock directly from Employer, or (2) such person becomes a beneficial owner of 20% or more of the Voting Stock as a result of the decrease in the number of outstanding shares of Voting Stock caused by the repurchase of shares by Employer; provided, further, that in the event a person described in clause (1) or (2) shall thereafter increase (other than in circumstances described in clause (1) or (2)) beneficial ownership of stock representing more than 1% of the Voting Stock, such person shall be deemed to become a beneficial owner of 20% or more of the Voting Stock for purposes of this paragraph (A), provided such person continues to beneficially own 10% or more of the Voting Stock after such subsequent increase in beneficial ownership, or

                  (b) During any period of two consecutive years, individuals (the "Incumbent Board"), who at the beginning of such period constitute the board of directors of Employer, and any new director, whose election by the board of directors of Employer or nomination for election by Employer's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or

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                  (c) Consummation of a reorganization, merger or consolidation or the sale or other disposition of' all or substantially all of the assets of Employer (a "Business Combination"), in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of the Business Combination owns Employer or all or substantially all of Employer's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination of the Voting Stock of Employer, and
         (2) at least two-thirds of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Incumbent Board, providing for such Business Combination; or

                  (d) the stockholders of Employer approve a plan of complete liquidation or dissolution of Employer.

The board of directors of Employer has final authority to construe and interpret the provisions of the foregoing paragraphs (A), (B), (C) and (D) and to determine the exact date on which a Change in Control has been deemed to have occurred thereunder.

         (iv) "DATE OF TERMINATION" shall mean (A) in the event of a discharge of Executive for or without Cause, the date Executive receives a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be, (B) in the event of a resignation by Executive, the date specified in the written notice to Employer, which date shall be no less than sixty (60) days from the date of such written notice, (C) in the event of Executive's death, the date of Executive's death, and (D) in the event of termination of Executive's employment by reason of disability pursuant to Paragraph 7(a), the date Executive receives written notice of such termination.

         (v) "GOOD REASON" shall mean the occurrence, other than in connection with a discharge for Cause, of any of the following without Executive's consent:
(A) Executive is not reelected or is removed from the positions with Employer set forth in Paragraph 1(a), other than as a result of Executive's election or appointment to positions of equal or superior scope and responsibility; or (B) Executive shall fail to be vested by Employer with the power and authority of any of said positions, excluding for this purpose any isolated action not taken in bad faith and which is remedied by Employer promptly after receipt of written notice thereof given by Executive in accordance with Paragraph 14; or (C) any failure by Employer to comply with any of the provisions of this Agreement, including a reduction in Executive's base salary or Employer's discontinuation of the benefits described in Paragraph 5 unless said benefit program is discontinued for all executive officers of Employer and Employer, other than any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Employer promptly after receipt of written notice thereof given by Executive in accordance with Paragraph 14; or (D) Employer giving notice to

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Executive pursuant to Paragraph 1(b) that the term of this Agreement shall not be extended upon the expiration of the then-current term; or (E) Employer requiring Executive to be based at an office or location which is more than ten
(10) miles from Executive's office as of the Effective Date; or (F) Executive is not re-elected to serve as a director of Employer or Employer. In addition, any termination of this Agreement by Executive for any reason, including his death or disability, during the one (1) year period beginning on the date of the occurrence of a Change in Control shall be deemed to be for "Good Reason."

         (vi) "NOTICE OF TERMINATION" shall mean a written notice which (A) indicates the specific termination provision in this Agreement relied upon (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (C) if the Date of Termination is to be other than the date of receipt of such notice, specifies the Date of Termination.

    7. OBLIGATIONS OF EMPLOYER UPON TERMINATION. The following provisions describe the obligations of Employer to Executive under this Agreement upon termination of employment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which Executive may have under applicable law, under any other agreement with Employer or any of its affiliates or subsidiaries, or under any compensation or benefit plan, program, policy or practice of Employer or any of its affiliates or subsidiaries.

         (a) DEATH, DISABILITY, DISCHARGE FOR CAUSE, OR RESIGNATION WITHOUT GOOD REASON. In the event this Agreement terminates pursuant to Paragraph 6(a) by reason of the death or disability of Executive, or pursuant to Paragraph 6(b) by reason of the discharge of Executive by Employer for Cause, or pursuant to Paragraph 6(c) by reason of the resignation of Executive other than for Good Reason, Employer shall pay to Executive, or his heirs or estate, in the event of Executive's death, all Accrued Obligations in a lump sum in cash within thirty
(30) days after the Date of Termination and, in the event this Agreement terminates due to Executive's disability, Employer shall also comply with the provisions of Paragraphs 5(e), 5(f) and 5(g), above; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to Executive; provided further, that in the event of Executive's death or disability during the one (1) year period following the occurrence of a Change in Control, Executive shall be deemed to have terminated this Agreement for Good Reason and Executive (or his heirs or estate) shall receive the payments described in Paragraph 7(c), below.

         (b) DISCHARGE WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON. In the event that prior to the occurrence of a Change in Control, this Agreement terminates pursuant to Paragraph 6(c) by reason of: (1) the discharge of Executive by Employer for any reason (other than for Cause); or (2) by reason of the resignation of Executive for Good Reason:

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         (i) Employer shall pay all Accrued Obligations to Executive in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to Executive;

         (ii) Within thirty (30) days after the Date of Termination, Employer shall pay to Executive a bonus for the year during which termination occurs, calculated as a prorata portion of his then current target annual bonus amount based on the number of days elapsed during the year through the Date of Termination;

         (iii) Employer shall continue to pay to Executive for the remainder of the Term of this Agreement (up to thirty-six (36) months) or for a period of twelve (12) months, whichever is longer (the "Severance Period"), an annual salary equal to the greater of Executive's base salary as of the Date of Termination or Executive's base salary during the calendar year immediately preceding the year in which the Date of Termination occurs, payable in substantially equal installments in accordance with Employer's regular payroll practices;

         (iv) During the Severance Period, Employer shall provide complete medical, dental, life insurance, and accident and disability insurance coverage for Executive at no cost to Executive, said coverage to be the same or equivalent to the coverage provided other Employer executive employees; and

         (v) Employer shall pay for outplacement counseling, the scope and provider of which shall be selected by Executive, for a period beginning on the Date of Termination and ending on the date Executive is first employed elsewhere or otherwise is provided compensated services of any type (including self-employment), provided that in no event shall such outplacement services be provided for a period greater than two (2) years, and the cost of such services exceed $15,000.

In the event that upon the expiration of the Severance Period, Executive is not employed or otherwise providing compensated services of any type (including self-employment), and has not done so during the final ninety (90) days of the Severance Period, Employer may, in its sole discretion, agree to extend the Severance Period for up to an additional twelve (12) months (the "Extended Severance Period"). The payments to Executive described in clause (III), above, and the coverages described in clause (IV), above, shall continue during the Extended Severance Period, subject to earlier termination effective as of the first day of the month following the date the on which Executive becomes employed or provides compensated services of any type (including self-employment).

Executive shall provide such information as Employer may reasonably request to determine Executive's continued eligibility for the payments and benefits provided by this Paragraph 7(b).

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         (c) EFFECT OF CHANGE IN CONTROL. In the event that a Change in Control occurs and this Agreement thereafter terminates pursuant to Paragraph 6(c) by reason of: (1) the discharge of Executive by Employer for any reason (other than for Cause); or (2) the resignation of Executive for Good Reason:

                  (i) Employer shall pay all Accrued Obligations to Executive in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to Executive;

                  (ii) Employer shall continue to pay to Executive during the four year period after the Date of Termination (the "Change of Control Payment Period") an annual salary equal to the greater of Executive's base salary as of the Date of Termination or Executive's base salary during the calendar year immediately preceding the year in which the Change in Control occurred, payable in substantially equal installments in accordance with Employer's regular payroll practices;

                  (iii) For each fiscal year during the Change in Control Payment Period, Employer shall pay to Executive within thirty (30) days of the end of each such fiscal year:

                           (A) the greater of (Y) Executive's target bonus under
                  Employer's annual bonus plan for the calendar year in which the Date of Termination occurs, or (Z) the average of the sum of the amounts earned by Executive under the annual bonus plan with respect to the three (3) calendar years immediately preceding the calendar year in which Executive's Date of Termination occurs, or if such sum would be greater, with respect to the three (3) calendar years immediately preceding the calendar year of the date of the Change in Control; plus

                           (B) (except to the extent coverage is provided
                  pursuant to clause (iv), below) the sum of:

                                (I) the annual value of the contributions that would have been expected to be made or credited by Employer to, and benefits expected to be accrued under, the qualified and non-qualified employee profit sharing, 40l(k), pension and any other benefit plans maintained by Employer to or for the benefit of Executive; plus

                                (II) the annual value of the Other Benefits
                  described in Paragraph 5(a), (c) above and (g).

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                           (iv) During the Change in Control Period, Employer
                  shall provide complete medical, dental, life insurance and accident and disability insurance coverage for Executive at no cost to Executive, said coverage to be the same or equivalent to the coverage provided other Employer executive employees.

For purposes of paragraph (B)(I) above, the annual value of the contributions and accruals to or under the employee benefit plans shall be determined on the basis of the actual rate of contributions or accruals, as applicable, and the provisions of the plans as in effect during the calendar year immediately preceding the date of the Change in Control, or if the value so determined would be greater, during the calendar year immediately preceding the Date of Termination. The "annual value" of Executive perquisites described in Paragraph 5(c) for purposes of paragraph (B)(II), above, shall be 7.5% of the annual base salary amount applicable under clause (ii), above.

At Executive's option, and provided Executive gives written notice to Employer within one hundred twenty (120) days of the Date of Termination, Employer shall make to Executive within thirty (30) days of Employer's receipt of such notice, a lump sum payment equal the amounts to be paid to Executive pursuant to clauses
(ii) and (iii), above (less any sums previously paid to Executive pursuant to such clauses), and shall comply with clause (iv), above, for the remainder of the Change in Control Payment Period.

Executive shall also be entitled to out-placement counseling from a firm selected by Executive for a period beginning on the Date of Termination and ending on the date Executive is first employed or otherwise providing compensated services of any type (including, but not limited to, self-employment), provided, that in no event shall Executive be entitled to out-placement counseling after the date which is two (2) years from the Date of Termination, and the cost of such services shall not exceed $15,000.

Notwithstanding the foregoing, if this Agreement is terminated pursuant to Paragraph 6(c) by reason of: (a) the discharge of Executive by Employer for any reason (other than for Cause); or (b) the resignation of Executive for Good Reason, and if a Change in Control thereafter occurs, then Executive shall be deemed for purposes of this Paragraph 7(c) to have been terminated pursuant to Paragraph 7(c) immediately following the date the Change in Control occurs and to be entitled to receive the payments described in Paragraph 7(c) if it is reasonably demonstrated by Executive that such earlier termination was (i) at the request of a third party who had taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose, or the circumstances that precipitated the termination otherwise arose, in connection with or in anticipation of the Change in Control. Payments received by Executive pursuant to Paragraph 7(b) prior to the time it is determined that Executive is eligible to receive payments pursuant to Paragraph 7(c) shall be deemed to be additional payments and shall not be deducted from the amounts Executive is to receive pursuant to Paragraph 7(c).

         (d) EFFECT ON OTHER AMOUNTS. The payments provided for in this Paragraph 7 shall be in addition to all other sums then payable and owing to Executive shall be subject to

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

applicable federal and state income and other withholding taxes and shall be in full settlement and satisfaction of all of Executive's claims and demands. Upon such termination of this Agreement, Employer shall have no rights or obligations under this Agreement, other than its obligations under this Paragraph 7, and Executive shall have no rights or obligations under this Agreement, other than Executive's obligations under Paragraphs 11 and 12 hereof (to the extent applicable) and his rights under Paragraph 7 (to the extent applicable).

         (e) CONDITIONS. Any payments of benefits made or provided pursuant to this Paragraph 7 are subject to Executive's:

                (i) compliance with the provisions of Paragraphs 11 and 12 hereof (to the extent applicable); and

                (ii) delivery to Employer of a resignation from all offices, directorships and fiduciary positions with Employer, its affiliates and employee benefit plans.

         (f) RETIREMENT. In the event this Agreement has not been terminated as provided in Paragraph 6, upon Executive's retirement as an employee of Employer, Employer shall provide complete medical and dental insurance coverage for Executive for so long as he shall live at no cost to Executive, said coverage to be the same or equivalent to the coverage provided other Employer executive employees. Coverage shall be reduced by any coverage Executive then has under any public medical plan such as Medicare. Medical and dental coverage as provided herein shall include Executive's spouse for so long as she shall live, provided she does not have coverage available to her from any other source including Medicare.

     8.  CERTAIN ADDITIONAL PAYMENTS BY EMPLOYER.

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Employer to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code"), or if any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

         (b) Subject to the provisions of paragraph (c), below, all determinations required to be made under this Paragraph 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such

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

determination, shall be made by the independent public accountants then regularly retained by Employer (the "Accounting Firm") in consultation with counsel acceptable to Executive, which shall provide detailed supporting calculations both to Employer and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder) in consultation with counsel acceptable to Executive. All fees and expenses of the Accounting Firm and such counsel shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Paragraph 8, shall be paid by Employer to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any good faith determination by the Accounting Firm shall be binding upon Employer and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to paragraph (c), below, and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred (including any interest and penalties) and any such Underpayment shall be promptly paid by Employer to or for the benefit of Executive.

         (c) Executive shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after Executive is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Executive gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

         (i) Give Employer any information reasonably requested by Employer relating to such claim,

         (ii) Take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer,

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



         (iii) Cooperate with Employer in good faith in order effectively to contest such claim, and

         (iv) Permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph (c), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Executive to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by Executive of an amount advanced by Employer pursuant to paragraph (c), above, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Employer's complying with the requirements of said paragraph (c)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon, after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Employer pursuant to said paragraph (c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Employer does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid; and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

   9. DISPUTE RESOLUTION. In the event any dispute arises and the parties after good faith efforts are unable to agree as to the calculation of the amounts payable under this Agreement, it shall be settled in accordance with the majority opinion of a committee consisting of an accountant chosen

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



by Employer, an accountant chosen by Executive and an independent accountant acceptable to both Executive and Employer, as the case may be. The committee's determination shall be binding and conclusive on the parties hereto. Employer shall pay all fees and expenses of the dispute resolution.

   10. ENFORCEMENT. In the event Employer shall fail to pay any amounts due to Executive under this Agreement as they come due, Employer agrees to pay interest on such amounts at a rate equal to the prime rate (as from time to time published in THE WALL STREET JOURNAL (Midwest Edition) plus four percent (4%) per annum. Employer agrees that Executive and any successor shall be entitled to recover all costs of enforcing any provision of this Agreement, including reasonable attorneys' fees and costs of litigation.

   11. CONFIDENTIAL INFORMATION. Executive shall not at any time during or following his employment hereunder, directly or indirectly, disclose or use on his behalf or another's behalf, publish or communicate, except in the course of his employment and in the pursuit of the business of Employer or any of its subsidiaries or affiliates, any proprietary information or data of Employer or any of its subsidiaries or affiliates, which is not generally known in the banking business and which Employer may reasonably regard as confidential and proprietary. Executive recognizes and acknowledges that all knowledge and information which he has or may acquire in the course of his employment, such as, but not limited to the business, developments, procedures, techniques, activities or services of Employer or the business affairs and activities of any- customer, prospective customer, individual firm or entity doing business with Employer are its sole valuable property, and shall be held by Executive in confidence and in trust for their sole benefit. All records of every nature and description which come into Executive's possession, whether prepared by him, or otherwise, shall remain the sole property of Employer and upon termination of his employment for any reason, said records shall be left with Employer as part of its property.

   12. NON-COMPETITION. Executive acknowledges that Employer and its affiliates and subsidiaries by nature of their respective businesses have a legitimate and protectable interest in their clients, customers and employees with whom they have established significant relationships as a result of a substantial investment of time and money, and but for his employment hereunder, he would not have had contact with such clients, customers and employees. Executive agrees that during the period of his employment with Employer and for a period of one (1) year after termination of his employment for any reason (other than termination of employment by resignation for Good Reason prior to a Change in Control or for any reason upon or after a Change in Control) (the "Non-Compete Period"), he will not (except in his capacity as an employee of Employer) directly or indirectly, for his own account, or as an agent, employee, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity which has a place of business (whether as a principal, division, subsidiary, affiliate, related entity, or otherwise) located within the Market Area (as hereinafter defined):

                  (a) solicit or induce, or attempt to solicit or induce any client or customer of Employer or any of its subsidiaries or affiliates not to do business with Employer or any of its subsidiaries or affiliates; or

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



                  (b) solicit or induce, or attempt to solicit or induce, any employee or agent of Employer or any of its subsidiaries or affiliates to terminate his or her relationship with Employer or any of its subsidiaries or affiliates.

For purposes of this Agreement, "Market Area" shall be an area encompassed within ten (10) miles from the principal offices of Employer or any of its subsidiaries, except for the central loop area of Chicago.

The foregoing provisions shall not be deemed to prohibit (i) Executive's ownership, not to exceed ten percent (10%) of the outstanding shares, of capital stock of any corporation whose securities are publicly traded on a national or regional securities exchange or in the over-the-counter market or (ii) Executive serving as a director of other corporations and entities to the extent these directorships do not inhibit the performance of his duties hereunder or conflict with the business of Employer.

   13. REMEDIES. Executive acknowledges that the restraints and agreements herein provided are fair and reasonable, that enforcement of the provisions of Paragraphs 11 and 12 will not cause him/her undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect Employer and its legitimate and proprietary business interests and property from irreparable harm. Executive acknowledges and agrees that (a) a breach of any of the covenants and provisions contained in Paragraphs 11 or 12 above, will result in irreparable harm to the business of Employer, (b) a remedy at law in the form of monetary damages for any breach by him of any of the covenants and provisions contained in Paragraphs 11 and 12 is inadequate, (c) in addition to any remedy at law or equity for such breach, Employer shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by Executive of the obligations hereunder and to enjoin Executive from engaging in any activity in violation hereof and (d) the covenants on his part contained in Paragraphs 11 and 12, shall be construed as agreements independent of any other provisions in this Agreement, and the existence of any claim, setoff or cause of action by Executive against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense or bar to the specific enforcement by Employer of said covenants. In the event of a breach or a violation by Executive of any of the covenants and provisions of this Agreement, the running of the Non-Compete Period (but not of Executive's obligation thereunder), shall be tolled during the period of the continuance of any actual breach or violation.

   14. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be determined to have been duly given to any party (a) upon delivery to the address of such party specified below if delivered personally or by courier; (b) upon dispatch if transmitted by telecopy or other means of facsimile, provided a copy thereof is also sent by regular mail or courier, or (c) within forty-eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as certified mail, return receipt requested, addressed, in any case to the party at the following address(es) or telecopy numbers:

                  (a) If to Executive, at the address set forth on the signature page hereof.

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



                  (b) If to Employer:

                  Upbancorp, Inc.
                  4753 North Broadway
                  Chicago, Illinois  60640
                  Attn: Board of Directors
                  Telecopy No.:  (773) 989-5749

                  with a copy to:

                  Hinshaw & Culbertson
                  222 North LaSalle Street, Suite 300
                  Chicago, Illinois  60601
                  Attn: Timothy M. Sullivan
                  Telecopy No: (312) 704-3001

or to such other address(es) or telecopy number(s) as any party may designate by Written Notice in the aforesaid manner.

   15. FULL SETTLEMENT; NO MITIGATION. Employer's obligation to make the payments and provide the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

   16. PAYMENT IN THE EVENT OF DEATH. In the event payment is due and owing by Employer to Executive under this Agreement upon the death of Executive, payment shall be made to such beneficiary as Executive may designate in writing, or failing such designation, then the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of Executive, shall be entitled to receive all amounts owing to Executive at the time of death under this Agreement. Such payments shall be in addition to any other death benefits of Employer and in full settlement and satisfaction of all severance benefit payments provided for in this Agreement.

   17. ENTIRE UNDERSTANDING. This Agreement constitutes the entire understanding between the parties relating to Executive's employment hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters, except for the terms and provisions of any employee benefit or other compensation plans (or any agreements or awards thereunder), referred to in this Agreement, or as otherwise expressly contemplated by this Agreement.

   18. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the successors and assigns of Employer. Employer shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of Employer in accordance with the operation of law, and such successor shall be deemed the "Employer" for purposes of this Agreement.

   19. TAX WITHHOLDING. Employer shall provide for the withholding of any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of Employer to or for the benefit of Executive under this Agreement or otherwise. Employer may, at its option: (a) withhold such taxes from any cash payments owing from Employer to Executive, (b) require Executive to pay to Employer in cash such amount as may be required to satisfy such withholding obligations and/or (c) make other satisfactory arrangements with Executive to satisfy such withholding obligations.

   20. NO ASSIGNMENT. Except as otherwise expressly provided herein, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge. In certain situations, Employer may direct its wholly-owned subsidiary, Uptown National Bank of Chicago ("Uptown"), to provide to Executive certain of the benefits described herein.

   21. EXECUTION IN COUNTERPARTS. This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

   22. JURISDICTION AND GOVERNING LAW. Jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the State of Illinois, and this Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Illinois, without regard to the choice of laws provisions of such laws.

   23. SEVERABILITY. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

   24. WAIVER. The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

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

   25. AMENDMENT. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.

   26. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by Employer and Executive to express their mutual intent and no rule of strict construction shall be applied against any person. Wherever from the context it appears appropriate, each term stated in either the singular of plural shall include the singular and the plural, and the pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine or neuter. The headings of the Paragraphs of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                          UPBANCORP, INC.

                                          By: /s/ Evy Alsaker
                                             -----------------------------------
                                             Its authorized officer

                                          EXECUTIVE

                                          /s/ Richard K. Ostrom
                                          --------------------------------------
                                          Name:    Richard K. Ostrom
                                          Title:   Chairman, President and Chief
                                                   Executive Officer
                                          Address: 1041 Linden
                                                   Wilmette, IL 60091-2727


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